Exhibit 5.1

ROPES & GRAY 5 NEW STREET SQUARE LONDON EC4A 3BF UNITED KINGDOM WWW.ROPESGRAY.COM

November 27, 2013

Oxford Immunotec Global PLC

94C Innovation Drive

Milton Park, Abingdon

OX14 4RZ

United Kingdom

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

1.	Introduction

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,306,246 ordinary shares, £0.006705 nominal value per share (the “Shares”), of Oxford Immunotec Global PLC, a public limited company incorporated under the laws of England and Wales (the “Company”). The Shares are issuable under the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Plan”).

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

2.	Documents Examined and Searches conducted

2.1 For the purpose of giving this opinion, we have examined the following documents and records, and made the following searches and enquiries:

(a)	a copy of the Registration Statement filed with the Securities and Exchange Commission on 27 November 2013;

(b)	copies of the Company’s certificate of incorporation and articles of association, each existing as at the date of this opinion;

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(c)	copies of the minutes and resolutions of meetings of the Board of Directors of the Company dated 19 September 2013, 14 November 2013 and 21 November;

(d)	the scheme document in respect of the court approved scheme of arrangement pursuant to which the Company became the holding company of Oxford Immunotec Limited and in respect of which a court order dated 1 October 2013 has been filed at Companies House;

(e)	a copy of the rules of the Plan;

(f)	the results of our online search on 26 November 2013 at 10.00 a.m. (UK) of the Company’s public records held by the UK Registrar of Companies (the “Company Search”); and

(g)	the results of our enquiry by telephone at the Companies Court in London of the Central Index of Winding Up Petitions on 26 November 2013 at 10.00 a.m. (UK) with respect to the Company (the “Winding up Search”).

2.2 The documents, records, searches and enquiries referred to above are the only documents and records we have examined and the only searches and enquiries we have carried out for the purposes of giving this opinion.

3.	Scope

3.1 This opinion is limited to the laws of England and Wales as applied by the English courts as at the date of this letter. We have not investigated, and do not express or imply any opinion in relation to, the laws of any other jurisdiction and we do not express any opinion on European Community law as it affects any jurisdiction other than England and Wales.

3.2 We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this letter that may affect the opinion expressed herein.

3.3 The opinion given in this letter is strictly limited to the matters stated in paragraph 5 and does not extend to, and is not to be read as extended by implication to, any other matters. We express no opinion as to whether a foreign court (applying its own conflict law) will act in accordance with any agreement by the Company in connection with the issuance of the Shares as to jurisdiction and/or law. We express no opinion as to matters of fact.

3.4 This opinion shall be governed by and construed in accordance with English law.

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4.	Assumptions

In giving this opinion, we have assumed:

4.1 the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies and whether in electronic form or otherwise) and that such documents remain accurate, up to date and have not been amended or any provision thereof varied or waived since the date of submission to us;

4.2 that all copy documents submitted to us are complete and conform to the originals;

4.3 that on each date of the allotment and issue of the Shares (each an “Allotment Date”) the Company has complied with all applicable laws to allot and issue the Shares and the Company has received such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

4.4 that the information revealed by the Company Search was and remains complete, accurate and up to date in all respects as at the date of this letter and will so remain as at the Allotment Dates;

4.5 that the information revealed by our Winding up Search was accurate in all respects and has not since the time of such enquiry been altered;

4.6 that no additional matters would have been disclosed by company searches at the UK Registrar of Companies or the Companies Court being carried out since the carrying out of the searches and enquiries referred to in paragraph 2.1 above which would affect the opinion stated below and that the particulars disclosed by our searches and enquiries are true, accurate, complete and up to date;

4.7 that no step has been taken to wind up, strike off or dissolve the Company or appoint an administrator or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of the Company or any of its assets or revenues or to obtain a moratorium which has not been revealed by our searches referred to above;

4.8 that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person; and

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4.9 that the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue Shares on a non pre-emptive basis.

5.	Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this letter, we are of the opinion that the Shares will be duly authorised, validly issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Shares are paid for in accordance with the rules of the Plan and (iii) valid entries in the books and registers of the Company have been made.

6.	Qualifications

The opinion given in this letter is subject to the qualifications and reservations set out below.

6.1 The Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made;

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, there may be a delay in the relevant notice appearing on the file of the company concerned.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented, or whether or not any documents for the appointment of, or notice of intention to appoint, an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

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6.2 The Winding up Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by a court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Index of Winding Up Petitions immediately;

(b)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Index of Winding Up Petitions;

(c)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Index of Winding Up Petitions, and the making of such order may not have been entered on the records immediately;

(d)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Index of Winding Up Petitions may not have records of winding-up petitions issued prior to 1994.

7.	Consent to Filing

We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Very truly yours,

/s/ Ropes & Gray International LLP

Ropes & Gray International LLP